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Exhibit A

PHOTOGEN CALL AGREEMENT

        This Agreement is entered into as of October 16, 2002, by and among Tannebaum, LLC ("Tannebaum"), STRO, LLC ("STRO") and Tannebaum Ventures LLC ("Ventures").

        For good and valuable consideration and intending to by legally bound, the parties agree as follows:

        1.    Call on Tannebaum.    Beginning October 25, 2002 and continuing thereafter for a period of one year, STRO shall have a Call on Tannebaum to purchase 30% of Tannebaum's Photogen Technologies, Inc. stock and Ventures shall have a Call on Tannebaum to purchase 70% of Tannebaum's Photogen Technologies Inc. stock. The phrase "Photogen Technologies Inc. stock" shall include all shares of stock of any class, any options to purchase shares of stock of any class, and the profits and proceeds of any dividends, sales or exchanges of Photogen Technologies Inc. stock from the date of this Agreement to the closing.

        2.    Call Consideration.    The consideration for this Call right shall be $10,000 payable $3,000 by STRO and $7,000 by Ventures within 30 days of the date of this Agreement. The agreed Call price shall be $.30 per share of every class of Photogen Technologies Inc. stock held by Tannebaum on the date of this Agreement. Options to purchase stock or other rights relating to stock shall be converted into the equivalent of shares of common stock on the date of this Agreement.

        3.    Exercise Provisions.    Notice of exercise of this Call right shall be made in writing to Tannebaum at any time prior to October 25, 2003. The notice shall state the time and place of the closing within 30 days of the exercise date. The Call price shall be paid in cash at the closing.

        4.    General Provisions

          (a)  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, heirs, legatees, successors and assigns.

          (b)  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois regarding matters of contract law without giving effect to conflict of law principles.

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TANNEBAUM LLC
By: STRO, LLC
Its: Manager

By:	/s/ ROBERT J. WEINSTEIN Robert J. Weinstein, M.D.
By:	/s/ STUART P. LEVINE Stuart P. Levine
STRO, LLC
By:	/s/ ROBERT J. WEINSTEIN Robert J. Weinstein, M.D.
By:	/s/ STUART P. LEVINE Stuart P. Levine
TANNEBAUM VENTURES LLC
By:	/s/ LOUIS D. WILLIAMS Louis D. Williams

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  Exhibit A